Exhibit 99.2

Joshua Drumm
Thank you, operator, and thank you all for joining us this morning.  On today’s call, Steve Lundy, President and Chief Executive Officer of Venaxis, will provide an overview of the company’s top-line results from its pivotal U.S. clinical study of the APPY1 Test.  This morning, Venaxis issued a news release that provided a summary of the study results.  If you need a copy of the press release, please contact Tiberend Strategic Advisors at (212) 375-2686.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with this company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which Venaxis filed on November 7, 2013.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Thursday, March 13, 2014.  Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call to Steve Lundy, President and Chief Executive Officer of Venaxis.

Steve Lundy
Hello everyone, and thanks for joining us on what is an exciting day for Venaxis.  We were very pleased this morning to announce positive top-line results from our pivotal U.S. study of our APPY1 Test.  This is an important milestone for the company.  Having completed the pivotal study with positive top line data, we may now file our regulatory submission with the FDA for potential U.S. marketing clearance.  The APPY1 Test is already CE Marked in Europe, but prior to launching the APPY1 Test in the U.S. we need FDA regulatory clearance.  We believe there is significant need and market opportunity for the APPY1 Test in each of these major global markets.

Before I get into the clinical results, I want to remind you quickly:
The APPY1 Test is a simple, rapid blood test that is designed to be an adjunctive, negative predictive test for acute appendicitis.  In other words, the test is designed to aid in the identification of patients at low risk for acute appendicitis.  We believe the clinical value of the APPY1 Test is to provide physicians with an additional diagnostic tool that may allow for more conservative patient management - specifically allowing for a potential reduction in the number of CT scans performed on patients with suspected appendicitis, as well as potentially decreasing the length of time a patient spends in the hospital, reducing costs for both patients and hospitals.  In our pivotal study, we set out to assess the performance of the APPY1 Test as an accurate and effective tool for helping physicians manage the large number of children and adolescents who enter hospital emergency departments with abdominal pain, suspected of acute appendicitis.

We based the design of this pivotal study on our previous 500-patient pilot study, which we completed in 2011, and which produced positive results – measured primarily by high sensitivity and high negative predictive value.

Since initiating patient enrollment in January 2013, we enrolled patients at about 27 hospital sites across the United States resulting in approximately 1,900 evaluable patients for the pivotal study analysis.  We completed enrollment earlier this quarter, and today we are pleased to announce the positive top-line results from our pivotal study.  We believe the data - in particular the negative predictive value, sensitivity and specificity - demonstrated by the APPY1 Test in the pivotal study are sufficient for potential FDA clearance, based on consultation with our clinical and regulatory advisors and prior communications with the FDA.  We expect to finalize our submission and file our 510(k) with the FDA in the next few weeks.

In the pivotal study, the APPY1 Test demonstrated a negative predictive value, or NPV, of 97.3%, with 95% confidence interval of 95.5 to 98.3%.  The negative predictive value indicates the likelihood that a patient with a negative test result does not have acute appendicitis, which for our purposes represents the primary efficacy measure for identifying patients at low risk for disease.  Sensitivity of the test was 96.9%, with a 95% confidence interval of 94.9% to 98.1%.  Sensitivity measures the test’s ability to identify a condition correctly.  Specificity for the APPY1 Test was 37.8%, with a 95% confidence interval of 35.3% to 40.4%, which we believe is adequate for an adjunctive, negative predictive test such as the APPY1 Test.  In our study, we saw an overall prevalence of appendicitis of 25%, which was in line with expectations and the medical literature.

Importantly, the results from this significantly larger pivotal study as compared to our pilot study reflected improved test performance for negative predictive value and sensitivity compared to our previous 500-patient pilot study.  Of note, the 95% confidence intervals were much tighter for all of the measures compared to what we saw in the previous pilot study.

We were happy to see this improvement in test performance, particularly in light of some key differences between the two studies:

First, by involving more hospital sites and patients in the pivotal study, we gained significantly more confidence in the clinical trial results.  Another key difference is that in the pivotal study, each participating hospital’s personnel performed the APPY1 Test on-site, just as if the test were being run in the real clinical setting.  This is an important difference, and we believe the fact that the test performed well is a credit to the test itself in addition to the quality of our clinical sites and the clinical site training programs we developed earlier this year for running the tests. Furthermore, the APPY1 Tests used during the study were produced from multiple manufacturing lots, demonstrating their reproducibility.  Additionally, we involved a complete range of hospital sites – pediatric, community, academic, research – in patient enrollment, which added robustness and led to a broader ethnic diversity of the patient demographic, compared to the previous 500-patient pilot study.  We believe that these additional “real world” factors make the positive performance of the APPY1 Test more significant and gives us additional confidence in the potential clinical value of our test.

So what are the next steps?  We are actively in the process of completing primary and secondary analyses of the pivotal data, and expect to complete our regulatory filing and submit to FDA in the next few weeks.  Based on our past communications with the FDA, we continue to believe that the de novo 510(k) regulatory pathway will be appropriate for the APPY1 Test and we are completing our filing based on that assumption.  We will provide further updates on our progress as appropriate.

As we prepare for potential commercialization of the APPY1 Test in the U.S., we are designing a training program for potential users of the test, based on the training program that is in practice in Europe.  With the data from the pivotal study in hand, we are now able to further demonstrate how physicians should best interpret a negative test result, which indicates that the patient is highly unlikely to have acute appendicitis.  Our training plan also educates physicians on how to interpret an inconclusive, or non-negative, test result, which indicates that acute appendicitis should not be ruled out and therefore should not impact their normal clinical management of that patient.  We view the physician training as an essential element for ultimately driving adoption of the APPY1 Test upon potential clearance, and in fact this training plan will be a significant part of the 510(k) submission to the FDA.

In the meantime, market development continues in Europe, where we continue to gain knowledge and traction.  We are advancing clinical outcome studies and early adopter evaluations through our market development partners.  As we’ve mentioned on previous calls, we developed a sophisticated economic modeling tool, which we call “APPYAnalytics”, to calculate and report potential clinical, economic and operational outcome improvements enabled by use of the APPY1 Test at the individual hospital level.  We expect data generated using APPYAnalytics may help reduce the need for certain repetitive outcome studies in the EU, and above all, justify the value of the test to shorten the time to adoption.

In the U.S., we are continuing to collect important hospital and physician market data and identify hospitals with significant influence and community outreach.   We also plan on using an adapted APPYAnalytics model for the U.S. to assess the potential impact of health-economic modeling on the appendicitis diagnostic process in the U.S.  Based on the positive feedback we are hearing from leading hospitals about the potential benefits of the test, we feel optimistic about approaching the U.S. market, and if we receive FDA clearance, we expect to be well positioned to launch the APPY1 Test. Please bear in mind, there are no assurances that our strategy for obtaining FDA clearance will be successful or timely, and FDA clearance is not guaranteed.

With further enhancements and expanded use of APPYAnalytics, we believe it will become an integral component to our sales and marketing strategy in the U.S., just as it is currently adding value in the European commercial efforts.

Just to give you a quick update on where we stand with our European partners:
We have entered into exclusive long-term distribution agreements with our market development partners in Benelux - Emelca Biosciences; and in Spain - Laboratorios Rubió – each of whom have been committed and strong partners during the first phase of market development.  We believe that establishing these first two exclusive distribution agreements, which include minimum sales commitment levels and pricing terms we are pleased with, provides validation for the APPY1 Test.  The execution of these exclusive distribution agreements, are important milestones for Venaxis in our market development strategy.  In short, our existing partners, through their initial market development work in 2013, have seen the positive impact of APPY1 Test first-hand.  They now believe in our product and have elected to become our committed partners.  This is a very exciting development for Venaxis and we look forward to reporting on commercial progress as the year progresses.

That concludes my prepared remarks and I look forward to taking your questions.  Thank you.

[Q&A]

Conclusion
Thanks, everybody.  Again, we are very pleased with these pivotal results and look forward to pursuing regulatory clearance in the U.S.   We thank you for your continued support for Venaxis.  Please stay tuned for further updates.